UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                   FORM 8-K/A
                                 Amendment No.1

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): November 25, 2003


                             Dycom Industries, Inc.
             (Exact name of Registrant as specified in its charter)

                                     Florida
                 (State or other jurisdiction of incorporation)


            0-5423                                               59-1277135
         (Commission                                          (I.R.S. Employer
         File Number)                                        Identification No.)


 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida             33410
         (Address of principal executive offices)                     (Zip Code)


                                 (561) 627-7171
              (Registrant's telephone number, including area code)




                            Exhibit Index on page 42

Item 2.  Acquisition or Disposition of Assets


         On November 25, 2003, pursuant to the terms of the Asset Purchase Agreement, dated as of November 5, 2003, between Dycom Industries, Inc., a Florida corporation ("Dycom") and First South Utility Construction, Inc., a North Carolina corporation ("First South"), Dycom acquired substantially all of the assets of First South and assumed certain liabilities associated with these assets (the "Acquisition"), for approximately $50 million in cash and 175,840 shares of Dycom's common stock.

         In conjunction with the acquisition, Dycom also paid approximately $9 million for excess working capital consisting primarily of accounts receivable and unbilled revenue. Dycom deposited approximately $6.4 million of such amount in escrow, to be returned to Dycom to the extent such amounts remain outstanding on April 15, 2004. Dycom paid the purchase price from cash on hand.

         The assets acquired by Dycom were used by First South in outside plant construction, design and engineering services for telecommunication providers and Dycom expects to continue to use the assets for substantially the same business.

Item 7.  Financial Statements and Exhibits

         This Amended Current Report on Form 8-K is filed to provide the financial information with respect to the Acquisition required by Item 7 of Form 8-K and to amend the language of sections (a) and (b) of Item 7 of the Form 8-K filed on December 11, 2003.

     (a)  Financial Statements of Business Acquired

                     Audited financial statements of First South as of December 28, 2002 and for the year ended December 28, 2002.

                     Unaudited financial statements of First South as of September 27, 2003 and for the nine months ended September 27, 2003 and September 28, 2002.

(b)      Pro forma Financial Information

                     Unaudited pro forma condensed combined balance sheet of Dycom as of October 25, 2003, which gives effect to the acquisition of assets and assumption of certain liabilities from First South as if it had occurred on October 25, 2003.

                     Unaudited pro forma condensed combined statements of operations of Dycom for the year ended July 26, 2003 and for the three months ended October 25, 2003, which gives effect to the acquisition of assets and assumption of certain liabilities from First South as if it had occurred on July 28, 2002.


    (c)   Exhibits

          Exhibit No.                              Description
          -------------                            --------------

          10.1 Asset Purchase Agreement, dated as of November 5, 2003, between Dycom Industries, Inc. and First South Utility Construction, Inc.

          23.1                Consent of Davenport, Marvin, Joyce & Co., L.L.P.

          99.1 Press Release, dated November 25, 2003 (incorporated herein by reference to Exhibit
                              99.1 of the Current Report on Form 8-K filed by Dycom on November 25, 2003, File No. 001-10613).

                              DYCOM INDUSTRIES, INC

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information presents the effect of the acquisition of First South by Dycom accounted for as a purchase. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Dycom and First South as of October 25, 2003 assuming that the acquisition had occurred as of that date. Such pro forma information is based upon the historical consolidated balance sheet data of Dycom as of October 25, 2003 and First South as of September 27, 2003. The unaudited pro forma condensed combined statements of operations for the year ended July 26, 2003 and three-month period ended October 25, 2003 give effect to the acquisition of First South by Dycom as if such acquisition had occurred on July 28, 2002, the first day of Dycom's fiscal year 2003. Pro forma operations for the year-end and three-month periods for Dycom consist of its results of operations for the year ended July 26, 2003 and three months ended October 25, 2003, respectively. Pro forma operations for the twelve-month and three-month periods for First South consist of its results of operations for the twelve months ended June 28, 2003 and three months ended September 27, 2003, respectively. The use of different closing dates is based on each entity having different fiscal year ends.

         The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments are preliminary and have been made solely for purposes of developing such pro forma statements. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.

                             DYCOM INDUSTRIES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 26, 2003



                                                    ----------------------------------
                                                          Dycom          First South
                                                       Historical        Historical
                                                      Fiscal Year        Twelve Months
                                                         Ended              Ended            Pro Forma
                                                        July 26,           June 28,         Adjustments          Pro Forma
                                                         2003               2003              (Note 2)           Combined
                                                    -----------------    -------------   -------------------- ----------------
REVENUES:
Contract revenues earned                                 $618,182,653      $52,786,037                           $670,968,690
                                                    -----------------    -------------   -------------------- ----------------

EXPENSES:
Costs of earned revenue excluding depreciation            482,876,707       45,186,244                          528,062,951
General and administrative                                 70,058,588        2,863,532                           72,922,120
Depreciation and amortization                              39,073,959        2,852,312        (2,852,312) a      41,110,844
                                                                                               2,036,885  b
Total                                               -----------------    -------------   ----------------     ----------------
                                                          592,009,254       50,902,088          (815,427)       642,095,915
                                                    -----------------    -------------   -----------------    ----------------

Interest, net                                               1,300,895      (1,550,889)         1,550,889  c         530,752
                                                                                               (770,143)  d

Other income, net                                           2,981,164        (369,476)                            2,611,688

INCOME (LOSS) BEFORE INCOME TAXES                          30,455,458         (36,416)         1,596,173         32,015,215
                                                    -----------------    -------------   -----------------    ----------------

PROVISION FOR INCOME TAXES                                 13,306,167          52,950 e          638,469  f      13,997,586
                                                    -----------------    -------------   -----------------    ----------------

NET INCOME (LOSS)                                         $17,149,291        $(89,366)          $957,704        $18,017,629
                                                    =================    =============   =================    ================

EARNINGS PER COMMON SHARE

     Basic EPS per share                                        $0.36                                                $0.37
                                                    =================                                         ================

     Diluted EPS per share                                      $0.36                                                $0.37
                                                    =================                                         ================

SHARES USED IN COMPUTING INCOME PER COMMON SHARE:

     Basic:                                                47,880,673                                            48,056,513 g
                                                    =================                                         ================

     Diluted:                                              47,886,567                                            48,062,407 g
                                                    =================                                         ================


                             DYCOM INDUSTRIES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED OCTOBER 25, 2003



                                                    ----------------------------------
                                                          Dycom          First South
                                                       Historical        Historical
                                                         Three          Three Months
                                                      Months Ended          Ended            Pro Forma
                                                       October 25        September 27,      Adjustments          Pro Forma
                                                          2003               2003             (Note 2)           Combined
                                                    -----------------    -------------   ---------------      ----------------
REVENUES:
Contract revenues earned                                 $196,021,442      $15,482,042                          $211,503,484
                                                    -----------------    --------------- ---------------      ----------------

EXPENSES:
Costs of earned revenue excluding depreciation            147,049,735       12,839,519                           159,889,254
General and administrative                                 17,507,642          497,354                            18,004,996
Depreciation and amortization                               9,334,410          635,483       ($635,483)  a         9,843,631
                                                                                               509,221   b
Total                                               -----------------    --------------- ---------------      ----------------
                                                          173,891,787       13,972,356        (126,262)          187,737,881
                                                    -----------------    --------------- ---------------      ----------------

Interest, net                                                 318,251         (385,582)        385,582   c           184,307
                                                                                              (133,944)  d

Other income, net                                             845,543          (31,581)                              813,962

INCOME BEFORE INCOME TAXES                                 23,293,449        1,092,523         377,900            24,763,872
                                                    -----------------    --------------- ---------------      ----------------

PROVISION FOR INCOME TAXES                                  9,366,210          433,980 e       148,893   f          9,949,083
                                                    -----------------    --------------- ---------------      ----------------

NET INCOME                                                $13,927,239         $658,543        $229,007           $14,814,789
                                                    =================    =============== ===============      ================

EARNINGS PER COMMON SHARE

     Basic EPS per share                                        $0.29                                                  $0.31
                                                    =================                                         ================

     Diluted EPS per share                                      $0.29                                                  $0.30
                                                    =================                                         ================

SHARES USED IN COMPUTING INCOME PER COMMON SHARE:

     Basic:                                                48,028,895                                             48,204,735 g
                                                    =================                                         ================

     Diluted:                                              48,486,210                                             48,662,050 g
                                                    =================                                         ================

                             DYCOM INDUSTRIES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF OCTOBER 25, 2003

                                                                     First South
                                                                     Historical
                                                      Dycom          Three Months       Pro Forma
                                                 Historical Three       Ended           Adjustments             Pro Forma
                                                Three Months Ended    September 27,
                                                October 25, 2003         2003 (1)              (Note 2)          Combined
                                                -----------------    -------------     ---------------        ----------------

ASSETS
CURRENT ASSETS:
Cash and equivalents                                 $149,794,385     $                  ($60,364,327)   a        $89,430,058
Investments                                                                238,363           (238,363)   b
Acounts receivable, net                               124,803,409       18,066,699         (9,320,526)   c        133,549,582
Costs and estimated earnings in excess of
billings                                               37,319,061        5,771,898                                 43,090,959
Deferred tax assets, net                                9,269,856                                                   9,269,856
Inventories                                             3,068,041        1,229,380                                  4,297,421
Other current assets                                   10,562,491          252,097                                 10,814,588
                                                -----------------    -------------     ---------------        ----------------
Total current assets                                  334,817,243       25,558,437        (69,923,216)            290,452,464
                                                -----------------    -------------     ---------------        ----------------

PROPERTY AND EQUIPMENT, net                            80,665,828       11,010,408           (708,517)   d         88,177,034
                                                                                           (2,790,685)   d
                                                -----------------    -------------     ---------------        ----------------
Goodwill, net                                         106,615,836        3,509,807         (3,509,807)   e        148,466,813
                                                                                           41,850,977    f
Intangible assets, net                                    664,998          214,063           (214,063)   e          3,414,998
                                                                                            2,750,000    g
Accounts receivable                                    21,567,480                                                  21,567,480
Deferred tax assets, net non-current                    7,260,991                                                   7,260,991
Other                                                   7,340,333           47,784            (47,784)   b          7,340,333
                                                -----------------    -------------     ---------------        ----------------
Total other assets                                    143,449,638        3,771,654         40,829,323             188,050,615
                                                -----------------    -------------     ---------------        ----------------
TOTAL                                                $558,932,709      $40,340,499       ($32,593,095)           $566,680,113
                                                =================    =============     ===============        ================


(1) Certain amounts have been reclassified in order to conform to Dycom's financial statement presentation.

                             DYCOM INDUSTRIES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                       AS OF OCTOBER 25, 2003 (continued)

                                                                     First South
                                                      Dycom          Historical         Pro Forma
                                                   Historical       September 27,       Adjustments              Pro Forma
                                                October 25, 2003      2003 (1)            (Note 2)                Combined
                                                -----------------    -------------     ---------------        ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                      $26,359,139       $4,870,028        ($2,759,000)   h        $28,470,167
Notes payable                                               8,886        9,746,423         (9,746,423)   b              8,886
Billings in excess of costs and estimated
earnings                                                  720,876                                                     720,876
Accrued self-insured claims                            11,259,228          500,000           (500,000)   b         11,259,228
Income taxes payable                                    8,266,683                                                   8,266,683
Other accrued liabilities                              32,082,695        1,452,087                                 33,534,782
                                                -----------------    -------------     ---------------      -----------------
Total current liabilities                              78,697,507       16,568,538        (13,005,423)             82,260,622
                                                -----------------    -------------     ---------------        ----------------

NOTES PAYABLE                                              18,355        9,646,129         (9,646,129)   b             18,355
ACCRUED SELF-INSURED CLAIMS                            13,633,951                                                  13,633,951
OTHER LIABILITIES                                       1,116,156                                                   1,116,156
                                                -----------------    -------------     ---------------        ----------------
Total Liabilities                                      93,465,969       26,214,667        (22,651,552)             97,029,084
                                                -----------------    -------------     ---------------        ----------------

STOCKHOLDERS' EQUITY
Common stock                                           16,024,416          200,000           (200,000)   i         16,083,029
                                                                                                58,613   j
Additional paid-in capital                            337,565,116        7,772,095         (7,772,095)   i        341,690,792
                                                                                             4,125,676   j
Retained earnings                                     111,877,208        6,153,737         (6,153,737)   i        111,877,208
                                                -----------------    -------------     ---------------        ----------------
Total stockholders' equity                            465,466,740       14,125,832         (9,941,543)            469,651,029
                                                -----------------    -------------     ---------------        ----------------
TOTAL                                                $558,932,709      $40,340,499       ($32,593,095)           $566,680,113
                                                =================    =============     ===============        ================


(1) Certain amounts have been reclassified in order to conform to Dycom's financial statement presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION


         On November 5, 2003, Dycom entered into an Asset Purchase Agreement with First South Utility Construction, Inc. wherein substantially all of the assets of First South were acquired and certain liabilities associated with these assets were assumed. The acquisition of First South is to be accounted for under the purchase method of accounting. Accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. The purchase price of the First South acquisition was approximately $64.5 million, including the value of the 175,840 Dycom shares issued as part of the purchase. The fair value of the Dycom shares used in determining the purchase price was $23.80, based on the average closing market price of Dycom's shares for the five trading days ended on November 10, 2003. Estimated direct transaction costs of Dycom consist primarily of fees for attorneys, accountants, and SEC filing fees.

The purchase price is derived as follows:

                                                                  (in thousands)
Cash paid (including $9 million for excess working capital)           $   59,964
Transaction costs                                                            400
Dycom common stock issued                                                  4,184
                                                               -----------------
                                                                      $   64,548
                                                               =================


The purchase price is allocated as follows:

ASSETS                                                         (in thousands)

Accounts Receivable                                                  $     8,746
Costs and estimated earnings in excess of billings                         5,772
Inventories                                                                1,229
Other current assets                                                         252
Property and equipment                                                     7,511
Goodwill                                                                  41,851
Trade name                                                                   650
Intangibles                                                                2,100
         Total assets                                         ------------------
                                                                          68,111

LIABILITIES

Accounts payable                                                           2,111
Other accrued liabilities                                                  1,452
         Total liabilities                                    ------------------
                                                                           3,563

Net assets acquired                                           ------------------
                                                                     $    64,548
                                                              ==================

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)


         The above purchase price allocation is based on Dycom management's best estimate of the fair values of the acquired assets and assumed liabilities. However, this allocation is preliminary. The final determination of the allocation of purchase price will be determined based on the fair value of assets acquired and the fair value of liabilities assumed as of the acquisition date. The purchase price allocation will remain preliminary until Dycom is able to (a) complete a valuation of property, plant and equipment acquired and (b) evaluate the fair value of other assets, including intangibles and liabilities acquired. The final determination of the purchase price is expected to be completed by the end of Dycom's fiscal year ending July 31, 2004. Although Dycom does not believe that the actual amounts allocated to assets and liabilities will differ materially from the preliminary allocation presented in the unaudited pro forma condensed combined financial statements there can be no assurances that such actual amounts will not be materially different.

2. PRO FORMA ADJUSTMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

         The following adjustments are reflected in the pro forma condensed combined statements of operations to reflect the estimated impact of the merger on the historical combined results of Dycom and First South.

     (a)  To remove historical depreciation and amortization.

     (b) To record depreciation and amortization expense of acquired property, plant and equipment and the identifiable intangibles based on the allocated purchase price. The reduction of depreciation expense is primarily due to the write-down of property, plant and equipment to its fair market value. The expected useful lives of these assets valued at fair market value depreciate/amortize on a straight-line basis as follows:

                                               Estimated Useful      Annual Expense       Quarterly
                                                  Life/years                               Expense
Buildings                                             25                     $25,365             $6,341
Equipment and machinery/vehicles                     3-5                   1,634,853            408,713
                                                                    ----------------- ------------------
                                                                           1,660,218            415,054
                                                                    ----------------- ------------------

Tradename                                             5                      130,000             32,500
Covenant not to compete                               5                      160,000             40,000
Contracts                                             15                      86,667             21,667
                                                                    ----------------- ------------------
                                                                             376,667             94,167
                                                                    ----------------- ------------------

                                                                    ----------------- ------------------
Total pro forma depreciation and amortization                             $2,036,885           $509,221
                                                                    ================= ==================

     (c) To eliminate interest expense related to First South's debt as none of these liabilities were assumed by Dycom.

     (d) To reflect reduced interest income from lower cash balances as a result of cash used by Dycom to fund the acquisition. If interest rates were to increase or decrease by 1/8%, pro forma income before taxes would change by approximately $76,000 for the year ended July 26, 2003 and $19,000 for the three months ended October 25, 2003.

     (e) To record income tax expense for First South. Prior to the acquisition by Dycom, First South elected under Subchapter S of the Internal Revenue Code to have the stockholders recognize their proportionate share of First South's taxable income on their personal tax returns in lieu of paying corporate income taxes. As a result of such election, First South did not record any provision for federal income taxes.

     (f) To record tax expense related to pro forma adjustments using Dycom's statutory rate of 40.0% for the twelve months ended July 26, 2003 and 39.4% for the three months ended October 25, 2003.

     (g) Reflects an additional 175,840 Dycom shares issued as part of the purchase of First South.


UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


         The following adjustments in the unaudited pro forma condensed combined balance sheet reflect the estimated impact of events that are directly attributable to Dycom's acquisition of certain assets and assumption of liabilities related to those assets of First South.

     (a)  To record estimated cash portion of the purchase price.

     (b) To eliminate assets not purchased and liabilities not assumed by Dycom.

     (c)  To adjust for certain Accounts Receivable not purchased by Dycom:

              Related party accounts receivable             $7,689,208
              Miscellaneous receivables                         61,170
              Selected customer                              1,570,148
                                                      ----------------
                                                            $9,320,526
                                                      ================


     (d) To record fair market value of property, plant and equipment acquired, as below:

              Historical net book value of property             $11,010,408
              Eliminate net book of property not purchased         (708,517)
                                                                ------------
              Net book value of property acquired                10,301,891
              Estimated fair market value of property acquired    7,511,206
                                                                ------------
                                                                $(2,790,685)
                                                                ============


          The expected useful lives of these assets valued at fair market value depreciated on a straight-line basis is as follows:

                                                             Number of Years
                                                       ----------------------
Buildings                                                       25
Vehicles                                                        3-5
Equipment and machinery                                         3-5


     (e)  To eliminate First South's goodwill and intangibles.

     (f) To record $41.9 million as goodwill representing the excess of the amount paid over the fair market value of the assets acquired, including the identifiable intangible assets and the liabilities assumed.

     (g) To record identifiable intangibles arising from the transaction. These assets are amortized on a straight-line basis over their useful lives and consist of the following:


                                                           Estimated Useful Life
                                                           ---------------------
          Tradename                              $650,000          5 years
          Covenant not to compete                 800,000          5 years
          Contracts                             1,300,000         15 years
                                       -------------------
                                               $2,750,000
                                       ===================




     (h) To adjust for certain Accounts Payable not purchased by Dycom described as follows:

          Related Party Account Payable                             $1,559,000
          Miscellaneous Payables                                     1,200,000
                                                             ------------------
                                                                    $2,759,000
                                                             ==================


     (i) To eliminate First South's common stock, additional paid-in capital and retained earnings.

     (j) To record the issuance of Dycom's common stock as part of the purchase price.

                 INDEX TO FIRST SOUTH UTILITY CONSTRUCTION, INC.
                         HISTORICAL FINANCIAL STATEMENTS


Independent Auditors' Report                                                 14
Balance Sheet as of December 28, 2002                                        15
Statements of Income and Retained Earnings for the year ended
         December 28, 2002                                                   17
Statement of Comprehensive Income for the year ended December 28, 2002       18
Statement of Changes in Stockholders' Equity and Accumulated Other
         Comprehensive Loss for the year ended December 28, 2002             19
Statement of Cash Flows for the year ended December 28, 2002                 20
Notes to Financial Statements for the year ended December 28, 2002           22


Unaudited Balance Sheet as of September 27, 2003                             30
Unaudited Statements of Operations for the nine months ended
         September 27, 2003 and September 28, 2002                           31
Unaudited Statements of Cash Flows for the nine months ended
         September 27, 2003 and September 28, 2002                           32
Notes to Unaudited Financial Statements                                      34

                [Logo of Davenport, Marvin, Joyce & Co., L.L.P.]



                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
First South Utility Construction, Inc.

We have audited the accompanying balance sheet of First South Utility Construction, Inc. (an S corporation), as of December 28, 2002, and the related statements of income and retained earnings, comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First South Utility Construction, Inc., as of December 28, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



Davenport, Marvin, Joyce & Co., L.L.P.

Certified Public Accountants
Greensboro, North Carolina

February 14, 2003

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                                  BALANCE SHEET

                                December 28, 2002




                                     ASSETS

Current Assets
   Cash                                                                           $          624,698
   Investments                                                                               536,226
   Accounts receivable:
     Trade, net of allowance for bad debt of $1,250,000                                   14,001,122
     Related party                                                                         5,061,858
     Officer receivable                                                                    7,404,264
     Employees and other                                                                      73,408
   Notes receivable                                                                            1,669
   Inventory                                                                               1,088,177
   Costs and estimated earnings in excess of bilings on uncompleted contracts                229,523
   Prepaid expenses                                                                           20,790
   Cash surrender value of life insurance, net of policy loans of $630,623                   850,000
                                                                                ----------------------

     Total Current Assets                                                                 29,891,735
                                                                                ----------------------

Fixed Assets
   Vehicles                                                                               10,027,427
   General equipment                                                                      11,761,176
   Land                                                                                      273,399
   Building                                                                                  545,040
   Leasehold improvements                                                                    169,435
   Office equipment                                                                        1,964,108
   Capitalized professional fees                                                              79,505
   Land improvements                                                                          45,295
                                                                                ----------------------
                                                                                          24,865,385
   Less - accumulated depreciation                                                       (12,313,865)
                                                                                ----------------------

     Total Fixed Assets                                                                   12,551,520
                                                                                ----------------------

Other Assets
   Deferred charges, net of amortization of $3,000,000                                       125,000
   Goodwill, net of amortization of $917,975                                               3,509,807
   Refundable deposits                                                                       112,922
                                                                                ----------------------

     Total Other Assets                                                                    3,747,729
                                                                                ----------------------

     Total Assets                                                                 $       46,190,984
                                                                                ======================

The accompanying notes are an integral part of these financial statements.

                                   LIABILITIES

Current Liabilities
   Accounts payable                                                               $         6,712,551
   Accrued wages, payroll taxes and withholdings                                              432,859
   Accrued profit sharing expense                                                                   -
   Accounts payable - officers and employees                                                        -
   Other accrued expenses                                                                     843,636
   Short-term debt                                                                            148,399
   Current maturities of long-term debt                                                       135,692
                                                                                -----------------------

     Total Current Liabilities                                                              8,273,137

Long-Term Liabilities
   Long-term debt                                                                          25,241,498
                                                                                -----------------------

     Total Liabilities                                                                     33,514,635
                                                                                -----------------------


                              STOCKHOLDERS' EQUITY

Common Stock
   No par value, 100,000 shares authorized, 20,000 shares issued and outstanding              200,000

Paid-In Capital                                                                             7,772,095

Retained Earnings                                                                           4,465,891

Accumulated Other Comprehensive Income                                                        238,363
                                                                                -----------------------

     Total Stockholders' Equity                                                            12,676,349
                                                                                -----------------------



     Total Liabilities and Stockholders' Equity                                   $        46,190,984
                                                                                =======================

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                    STATEMENT OF INCOME AND RETAINED EARNINGS

                          Year Ended December 28, 2002


Contract Revenue                                            $      81,608,311

Cost of Contracts                                                  75,098,109
                                                          ----------------------

Gross Profit                                                        6,510,202

General and Administrative Expenses                                 4,271,511
                                                          ----------------------

Income from Operations before Bad Debt Expense                      2,238,691

Bad Debt Expense                                                  (19,521,978)
                                                          ----------------------

Loss from Operations                                              (17,283,287)
                                                          ----------------------

Other Income [Expense]
   Interest income                                                    143,940
   Loss on disposal of fixed assets                                  (547,366)
   Miscellaneous                                                      111,696
   Interest expense                                                (2,450,525)
                                                          ----------------------

     Total Other Income [Expense]                                  (2,742,255)
                                                          ----------------------

Net Loss                                                          (20,025,542)

Retained Earnings, beginning (as restated)                         24,491,433

Distributions Paid                                                          -
                                                          ----------------------

Retained Earnings, ending                                   $       4,465,891
                                                          ======================

The accompanying notes are an integral part of these financial statements.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                        STATEMENT OF COMPREHENSIVE INCOME

                          Year Ended December 28, 2002



Net Loss                                                                             $   (20,025,542)

Other Comprehensive Loss
   Unrealized holding loss                                                                   (94,319) $       (94,319)
                                                                                     -----------------
Comprehensive Loss                                                                   $   (20,119,861)
                                                                                     =================


Accumulated Other Comprehensive Income, beginning                                                             332,682
                                                                                                      ----------------

Accumulated Other Comprehensive Income, ending                                                        $       238,363
                                                                                                      ================


Disclosure of Recognition of Prior Period Unrealized Holding Gains

   Recognition of unrealized holding gains accumulated since 1999 for
   stock received by the Company in 1999                                                              $       332,682
                                                                                                      ================


Disclosure of reclassification amounts:

       Unrealized holding losses arising during the year                                              $       (94,319)

       Less: reclassification adjustment for gains included in net income                                           0
                                                                                                      ----------------

       Net unrealized losses on securities                                                            $       (94,319)
                                                                                                      ================


The accompanying notes are an integral part of these financial statements.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND
                      ACCUMULATED OTHER COMPREHENSIVE LOSS

                          Year Ended December 28, 2002


                                                                                     Accumulated
                                                  Additional                            Other
                                                   Paid-In           Retained       Comprehensive
                               Common Stock        Capital           Earnings            Loss             Total
                               -------------     -------------     --------------  ---------------     --------------
Balance, as restated,
   December 29, 2001           $     200,000     $     272,095     $  24,491,433     $     332,682     $  25,296,210

Net loss                                -                 -          (20,025,542)             -          (20,025,542)

Other comprehensive loss                -                 -                 -              (94,319)          (94,319)

Stock dividend                          -                 -                 -                 -                 -

Contributed capital                     -            7,500,000              -                 -            7,500,000

Distribution to                         -                 -                 -                 -                 -
                               -------------     -------------     --------------  ---------------     --------------
stockholders

Balance, December 28, 2002
                               $     200,000     $   7,772,095     $   4,465,891     $     238,363     $  12,676,349
                               =============     =============     ==============  ===============     ==============



The accompanying notes are an integral part of these financial statements.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                             STATEMENT OF CASH FLOWS

                          Year Ended December 28, 2002


Cash Flows from Operating Activities
   Net loss                                                      $  (20,025,542)
   Adjustments to reconcile net loss to net cash provided
     by operating activities:
       Depreciation and amortization                                  3,657,173
       Gain on disposal of fixed assets                                 547,366
       Investments                                                      147,633
       [Increase] decrease in operating assets:
         Accounts receivable                                          5,836,125
         Cash surrender value of life insurance                        (200,599)
         Inventory                                                      485,665
         Accrued sales                                               15,291,006
         Prepaid expenses                                                94,686
         Refundable deposits                                             14,365
       Increase [decrease] in operating liabilities:
         Accounts payable                                              (994,736)
         Accrued expenses                                              (712,855)
                                                              ------------------

Net Cash Provided by Operating Activities                             4,140,287
                                                              ------------------

Cash Flows from Investing Activities
   Purchase of fixed assets including construction in progress         (117,991)
   Proceeds from disposal of fixed assets                             2,414,946
   Payments received on related party receivable                       (107,832)
   Payments received on note receivable                                  10,226
                                                              ------------------

Net Cash Provided by Investing Activities                             2,199,349
                                                              ------------------

Cash Flows from Financing Activities
   Proceeds from short-term debt                                        148,399
   Proceeds on long term debt                                           159,973
   Payments on employee note payable                                 (1,795,723)
   Payments on long-term debt                                        (6,793,784)
                                                              ------------------

Net Cash Used by Financing Activities                                (8,281,135)
                                                              ------------------

Net Decrease in Cash and Cash Equivalents                            (1,941,499)

Cash, beginning                                                       2,566,197
                                                              ------------------

Cash, ending                                                    $       624,698
                                                              ==================

The accompanying notes are an integral part of these financial statements.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                             STATEMENT OF CASH FLOWS

                          Year Ended December 28, 2002


Supplemental Disclosures of Cash Flow Information

   Cash paid during the year for interest                                        $  2,474,108
                                                                                ===============

Supplemental Schedule of Noncash Investing and Financing Activities

   Prior period adjustment                                                       $    297,863
                                                                                ===============

   Increase in officer receivables due to equity transaction                     $  7,500,000
                                                                                ===============

   Reduction of accounts receivable-related party and employee note payable      $    750,000
                                                                                ===============

   Accrued interest on related party receivable                                  $    143,062
                                                                                ===============

   Accrued interest on employee note payable                                     $     35,727
                                                                                ===============


The accompanying notes are an integral part of these financial statements.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                          NOTES TO FINANCIAL STATEMENTS


                                December 28, 2002



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business


         First South Utility Construction, Inc. (the Company), was organized for the purpose of providing contracting services to utility companies. The Company primarily performs design, right of way and construction services for major telecommunications and electrical utility companies; in addition, the Company is a distributor of highway repair material. Construction contracts include both master contracts covering specific geographical areas as well as bid contracts.

         The Company uses a 52-53 week year which ends on the last Saturday in December.


Revenue and Expense Recognition


         The financial statements of the Company have been prepared on the accrual basis of accounting and, accordingly, reflect all significant receivables, payables, and other liabilities. Revenues are recognized when earned and expenses are recognized when incurred.

         Master contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

         The Company recognizes revenues from fixed price contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on these contracts. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. The Company recognizes revenue from unit based contracts on the accrual method based on units completed to date. The asset, "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

         In the current year, there was a significant change in an estimate from the prior year. The Company uses specific identification of those accounts receivable that should be applied to the bad debt allowance account. The bad debt allowance account increased to 8% in the current year from 4% in the prior year due to bankruptcy of two major customers and pursuit of litigation against a third major customer for non-payment of completed work. Accounts receivable balance used for calculation was composed of accounts receivable-trade, accounts receivable-retainage and customer subsequent payments.

Accounts Receivable

         Accounts receivable are recorded at net realizable value. Bad debts are recorded on the allowance method under generally accepted accounting principles. For the current year, bad debt expense was $19,521,978.

         As of December 28, 2002, $363,595 of retainage was included in accounts receivable-trade.


Inventory

         The initial supply of small tools has been accounted for as inventory, stated at cost. Future replacements will be reported as expense in the period incurred.

         Poles are accounted for as inventory, stated at cost, and charged to job cost, as used, on a first-in, first-out basis.


Fixed Assets

         Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 10 years. Amortization of leased equipment under capital leases is included in depreciation expense. Depreciation and amortization expense for the fiscal year 2002 was $3,396,571.

Intangibles

         Intangibles are recorded net of amortization. The deferred charges are being amortized using the straight-line method over 5 years. Amortization expense for the fiscal year 2002 was $260,602.

Income Taxes

         The Company elected, by consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Taxable income or losses of the Company are passed through to the stockholders for income tax purposes.


Fair Value of Financial Instruments


         The carrying value of cash, receivables, investments and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar maturities. None of the financial instruments are held for trading purposes.

         Fair value of securities held at December 28, 2002, is $536,226. Unrealized loss from the securities held at year end is ($94,319).

Advertising

         Advertising costs are expensed as incurred. Advertising expense for the fiscal year 2002 was $4,544.


2. RELATED PARTY TRANSACTIONS

         The Company has entered into transactions with stockholders and other companies related by common ownership. Certain of these transactions were made in the ordinary course of business on substantially the same terms and conditions as those prevailing at the same time for comparable transactions with other customers and vendors.

         The accounts receivable-related party consists of an amount from a company related by common ownership. Interest income recognized is the average applicable federal rate issued by the Internal Revenue Service for fiscal year 2002.

         In addition to the above and amounts disclosed on the face of the balance sheet, the Company had the following significant transactions and balances with related parties for the year ended December 28, 2002:

Management fees paid to related companies for management and
administrative services                                                 $757,597

Building rental expense paid to a stockholder for corporate offices
leased on a month-to-month basis                                         137,400

Building rental expense paid to related companies for spaces
leased on a month-to-month basis                                         224,400

Equipment rental expense paid to a related company for
business equipment leased on a month-to-month basis                      441,268


See Notes 6 and 7 also.

3. SELF-FUNDED HEALTH INSURANCE PLAN

         The Company utilizes a self-funded health insurance plan in which substantially all employees participate. The Company has excess reinsurance coverage of costs exceeding $50,000 per person per year. As of December 28, 2002, $148,330 is included as a liability in accounts payable for unpaid claims incurred and potential unpaid claims incurred but not yet filed.

4. PROFIT SHARING PLAN

         The Company has a profit sharing plan (the Plan) that covers substantially all of the employees who have completed one year of service and attained the age of 21. Contributions to the Plan are at the discretion of the board of directors. An employee is 100% vested in the Plan after seven years of service. The Plan was amended to comply with EGTTRA in plan year 2002. Further administrative amendments were made to the Plan effective beginning in plan years 2000 and 2001.

         The Company also has a 401(k) retirement plan that covers substantially all full time employees. Employees who are 21 years of age or older are eligible to participate in this plan after a year of service with the Company. An employee may contribute up to the IRS maximum of their compensation, with a matching Company contribution on behalf of each participant equal to one-fourth on the first 4% of the participant's compensation contributed. An employee is 100% vested after seven years of service.

         The Company's contribution for both plans for the fiscal year 2002 was $62,708.

5. CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At various times during the year ended December 28, 2002, the Company exceeded the maximum amount insured by the FDIC. In addition, the Company is pursuing legal action against a customer that accounts for 15% of the accounts receivable-trade and retainage balance. A bad debt allowance has been set up for a portion of the 15%.

6. LONG-TERM DEBT

         The following is a summary of long-term debt as of December 28, 2002:

Note payable to a financial institution in monthly principal installments of $4,875, plus interest at 7.675% secured by
equipment.  The note matures December 2009.                          $  409,500

Notes payable to a related party in annual installments of
$75,691, including interest at 6.73% per annum; unsecured.
Matures August 2012.                                                    505,171

Swingline Loan payable to a financial institution on or
before December 2004.  The Swingline Loan requires the
payment of interest only through the Loan's maturity date
of December 2004.  The loan bears interest at the financial
institution's prime rate, .25% below the federal funds rate, or the London Interbank Offered Rate.  At December 28,
2002, the effective rte applied to the note was the prime
rate of 4.25%.  The loan is secured by all real and personal proeprty of the Company.  The loan is further secured by a
personal guarantee of the major stockholder.                          4,330,000

Revolving Credit Loan payable to a financial institution
on or before December 2004.  The Revolving Credit Loan
requires the payment of interest only throgh the loan's
maturity date of Decemebr 2004.  The loan bears interest]
at the financial institution's prime rate, or .25% below the federal funds rate, or the Loan Interbank Offered Rate.
The loan is secured by all reall and personal property of
the Company.  The loan is further secured by a personal
guarantee of the major stockholder.                                  19,490,672

Bank note payable, $3,041 per month, includes principal
and interest at 5.00%, matures December 2006; secured
by real property.                                                       363,405

Bank note payable, $1,032 per month, includes principal
and interest at 5.00%, matures December 2006; secured
by real property.                                                       118,469

Bank note payable, $1,316 per month, includes principal
and interest at 4.25%, matures December 2006; secured
by real property.                                                    $  159,973
                                                                    -----------

Total long-term debt                                                 25,377,190

Less: current maturities                                                135,692
                                                                    -----------
                                                                    $25,241,498
                                                                    ===========
                                 26

The following is a summary of the combined aggregate maturities of long-term debt for each of the succeeding five years:

2003                                                          $    135,962
2004                                                            23,960,936
2005                                                               144,817
2006                                                               149,636
2007                                                               156,337
Thereafter                                                         829,502
                                                             --------------
              Total                                           $ 25,377,190
                                                             ==============


The terms of the Swingline Loan and the Revolving Credit Loan contain restrictive covenants. At December 28, 2002, the Company was not in compliance with the restrictive covenants. However, by written communication from the bank, the bank has agreed to waive the Company's violation of the restrictive covenants.

7. OPERATING LEASES


         The Company leases several of its business locations and some equipment under operating leases expiring in various years through 2007. Rental expense under these leases was $874,483 for the fiscal year 2002.

         As of December 28, 2002, future minimum lease payments under these noncancelable operating leases for each of the next five years are as follows:


                        2003                          $ 356,849
                        2004                            295,887
                        2005                            273,000
                        2006                            273,000
                        2007                          1,373,450
                        Total                   ---------------
                                                      2,572,186


         As described in Note 2, payments to related parties for both office space and equipment are included in rental expense amounts noted above.

8. CONCENTRATIONS

Customers

         The Company has two customers that account for a significant portion of total revenues for the fiscal year 2002 as follows:

        Customer A                                                   25%
        Customer B                                                   20%


9. CONTINGENCIES


         The Company is party to several ongoing legal actions normally associated with construction contractors as a defendant. The Company intends to vigorously defend and pursue these actions if necessary. In addition, the Company is pursuing legal action against other parties associated with construction work performed by the Company. The Company intends to vigorously pursue these actions as is necessary. The ultimate resolution of these matters is not ascertainable at this time. The Company is also involved in an Internal Revenue Service audit for its 1997 and 2000 tax years. Management intends to vigorously defend the various reporting positions taken on its tax returns, and the ultimate outcome of this matter is not presently known. No provision has been made in the financial statements related to these claims. The Company has referred these matters to its legal counsel and believes that the claims which have been asserted will result in no material financial loss to the Company.


10. RESTATEMENT OF DECEMBER 29, 2001 NET INCOME

         Retained earnings for year ended December 29, 2001, has been restated to account for the receipt of stock due to mutualization of a mutual life insurance company in September 1999 in the amount of $297,863. Restated retained earnings for year ended December 29, 2001, is $24,491,433. The receipt of stock should have been recognized as income from operations during the year ended December 25, 1999.

11. SUBSEQUENT EVENTS

         Profit Sharing Plan

         The Company has executed a change to the Profit Sharing and 401(K) Retirement Plans whereas the Profit Sharing Plan shall be merged with and into the First South Utility Construction 401(K) Retirement Plan. The merger will take effect January 1, 2003.

         In addition, the Company has executed a change in trustees under the new plan effective January 1, 2003.

         Debt Terms and Consolidation

         Subsequent to year end, the Company entered into a new debt agreement with Wachovia Bank.

         Pledge of Assets and Debt Reduction

         During the year ended December 28, 2002, an account receivable in the amount of $7,500,000 was set up to reflect the refund of income taxes due to the shareholders as a result of the net loss sustained by the Company. Subsequent to the year end, the shareholders of the Company entered into an agreement to contribute the tax refunds to the capital of the corporation. Subsequent to the contribution to capital of the Company and in compliance with the debt agreement stated in above note (Debt Terms and Consolidation), the Company has agreed with the bank to immediately pay down the outstanding debt by the amount of tax refunds received. In essence, the accounts receivable has been pledged to pay down the debt when income tax refunds are received.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.
                                  BALANCE SHEET

                                                                 September 27,
                                                                      2003
                                    ASSETS                      ----------------
                                                                  (Unaudited)
CURRENT ASSETS:
Cash                                                                $(1,151,809)
Investments                                                              238,363
Accounts receivable, net                                              18,066,699
Costs and estimated earnings in excess of billings                     5,771,898
Inventories                                                            1,229,380
Other current assets                                                     252,097
                                                                ----------------
Total current assets                                                  24,406,628
                                                                ----------------

PROPERTY AND EQUIPMENT, net                                           11,010,408
                                                                ----------------

OTHER ASSETS:
Goodwill                                                               3,509,807
Intangible assets, net                                                   214,063
Other                                                                     47,784
                                                                ----------------
Total other assets                                                     3,771,654
                                                                ----------------
TOTAL                                                                $39,188,690
                                                                ================


                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                      $3,718,219
Notes payable                                                          9,746,423
Other accrued liabilities                                              1,952,087
                                                                ----------------
Total current liabilities                                             15,416,729
                                                                ----------------

NOTES PAYABLE                                                          9,646,129
                                                                ----------------
Total liabilities                                                     25,062,858
                                                                ----------------

COMMITMENTS AND CONTINGENCIES, Note 9

STOCKHOLDERS' EQUITY:
Common stock, no par value:
100,000 shares authorized: 20,000 shares issued and outstanding          200,000
Additional paid-in capital                                             7,772,095
Retained earnings                                                      6,153,737
                                                                ----------------
Total stockholders' equity                                            14,125,832
                                                                ----------------
TOTAL                                                                $39,188,690
                                                                ================

See notes to unaudited financial statements.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.
                            STATEMENTS OF OPERATIONS

                                                                      For the Nine Months Ended
                                                            ----------------------------------------------
                                                                September 27,            September 28,
                                                                     2003                    2002
                                                                 (Unaudited)              (Unaudited)
                                                            -----------------------  ---------------------
REVENUES:
Contract revenues earned                                               $41,543,437            $69,786,532
                                                            -----------------------  ---------------------

EXPENSES:
Costs of earned revenues, excluding depreciation                        34,488,226             62,120,838
General and administrative                                               1,538,375              2,875,690
Bad debt expense                                                                 -             19,521,978
Depreciation and amortization                                            1,901,508              2,995,109
                                                            -----------------------  ---------------------
Total                                                                   37,928,109             87,513,615
                                                            -----------------------  ---------------------


Interest income, net                                                    (1,201,007)            (2,042,366)
Other income, net                                                            2,654                (17,911)

                                                            -----------------------  ---------------------
NET INCOME (LOSS)                                                       $2,416,975           $(19,787,360)

                                                            =======================  =====================

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                      For the Nine Months Ended
                                                                                ------------------------------------
                                                                                   September 27,    September 28,
                                                                                       2003              2002
                                                                                    (Unaudited)      (Unaudited)
                                                                                ------------------  ----------------
Increase (Decrease) in Cash and Equivalents from:

OPERATING ACTIVITIES:
Net Income (Loss)                                                                      $2,416,975     $(19,787,360)
Adjustments to reconcile net cash provided by operating activities:
     Depreciation and amortization                                                      1,901,508         2,995,109
     Provision for bad debts                                                                             19,521,978
     Loss on disposal of assets                                                            70,479           103,027
     Investments                                                                          297,863           147,633
Change in operating assets and liabilities, net of acquisitions and divestitures: Increase (decrease) in operating assets:
     Accounts receivable, net                                                           5,502,028         1,441,140
     Unbilled revenues, net                                                           (5,542,375)           353,109
     Other current assets                                                                 477,490           378,133
     Other assets                                                                          65,138          (13,072)
Increase (decrease) in operating liabilities:
     Accounts payable                                                                 (2,994,332)       (1,485,153)
     Accrued liabilities                                                                  675,592       (3,177,057)
                                                                                ------------------  ----------------
Net cash inflow from operating activities                                               2,870,366           477,487
                                                                                ------------------  ----------------

INVESTING ACTIVITIES:
     Capital expenditures                                                               (412,386)         (109,430)
     Proceeds from sale of assets                                                       (107,552)           645,298
     Proceeds from related party and note receivable                                    2,973,594                 -
                                                                                ------------------  ----------------
Net cash inflow from operating activities                                               2,453,656           535,868
                                                                                ------------------  ----------------

FINANCING ACTIVITIES:
     Proceeds from debt                                                                         -         1,008,286
     Principal payments on notes payable and long-term debt                           (6,133,037)       (5,756,293)
     Dividend distributions                                                             (967,492)                 -
                                                                                ------------------  ----------------
Net cash outflow from financing activities                                            (7,100,529)       (4,748,007)
                                                                                ------------------  ----------------

NET CASH OUTFLOW FROM ALL ACTIVITIES                                                  (1,776,507)       (3,734,652)

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                               624,698         2,566,197
                                                                                ------------------  ----------------

CASH AND EQUIVALENTS AT END OF PERIOD                                                $(1,151,809)      $(1,168,455)
                                                                                ==================  ================


See notes to unaudited financial statements.

LNDOCS01/348079.4                                        42
                     FIRST SOUTH UTILITY CONSTRUCTION, INC.
                      STATEMENTS OF CASH FLOWS (continued)

                                                                                      For the Nine Months Ended
                                                                                ------------------------------------
                                                                                   September 27,    September 28,
                                                                                       2003              2002
                                                                                    (Unaudited)      (Unaudited)
                                                                                ------------------  ----------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
AND NON-CASH INVESTING AND FINANCING ACTIVITIES:

Cash paid during the period for:
     Interest                                                                          $1,164,003        $2,018,163

Prior period adjustment                                                                    $    -            $    -

Increase in officer receivables due to equity transaction                                  $    -            $    -

Reduction of accounts receivable-related party and employee note payable                   $    -            $    -

Accrued interest on related party receivable                                               $    -            $    -

Accrued interest on employee note payable                                                 $38,664           $25,982


See notes to unaudited financial statements

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

                          NOTES TO FINANCIAL STATEMENTS


     Nine Months Ended September 27, 2003 and September 28, 2002 (Unaudited)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business


First South Utility Construction, Inc. ("First South"), was organized for the purpose of providing contracting services to utility companies. The Company primarily performs design, right of way and construction services for major telecommunications and electrical utility companies; in addition, the Company is a distributor of highway repair material. Construction contracts include both master contracts covering specific geographical areas as well as bid contracts.

The Company uses a 52-53 week year which ends on the last Saturday in December.


Revenue and Expense Recognition


The financial statements of the Company have been prepared on the accrual basis of accounting and, accordingly, reflect all significant receivables, payables, and other liabilities. Revenues are recognized when earned and expenses are recognized when incurred.

Master contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The Company recognizes revenues from fixed price contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total costs for each contract. That method is used because management considers total cost to be the best available measure of progress on these contracts. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. The Company recognizes revenue from unit based contracts on the accrual method based on units completed to date. The asset, "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

Accounts Receivable

         Accounts receivable are recorded at net realizable value. Bad debts are recorded on the allowance method under generally accepted accounting principles. Bad debt expense was not recorded for the nine months ended September 27, 2003. For the nine months ended September 28, 2002, bad debt expense was $19,521,978.

         As of September 27, 2003, retainage of $463,291 was included in accounts receivable-trade.


Inventory


         The initial supply of small tools has been accounted for as inventory, stated at cost. Future replacements will be reported as expense in the period incurred.

         Poles are accounted for as inventory, stated at cost, and charged to job cost, as used, on a first-in, first-out basis.

Fixed Assets

         Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 10 years. Amortization of leased equipment under capital leases is included in depreciation expense. Depreciation and amortization expense was $1,840,571 and $2,750,769 for the nine months ended September 27, 2003 and September 28, 2002, respectively.

Intangibles

         Intangibles are recorded net of amortization. The deferred charges are being amortized using the straight-line method over 5 years. Amortization expense for the nine months ended September 27, 2003 and September 28, 2002 was $60,937 and $244,340, respectively.

Income Taxes

         The Company elected, by consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Taxable income or losses of the Company are passed through to the stockholders for income tax purposes.

                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

Fair Value of Financial Instruments


         The carrying value of cash, receivables, investments and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar maturities. None of the financial instruments are held for trading purposes.

         Fair value of securities held at September 27, 2003 is $238,363. Unrealized gain (loss) from the securities held for the nine months ended September 27, 2003 and September 28, 2002 is xxx and xxx,, respectively.

Advertising

         Advertising costs are expensed as incurred. Advertising expense for the periods ended September 27, 2003 and September 28, 2002 was $1,032 and $3,466, respectively.


2. RELATED PARTY TRANSACTIONS

         The Company has entered into transactions with stockholders and other companies related by common ownership. Certain of these transactions were made in the ordinary course of business on substantially the same terms and conditions as those prevailing at the same time for comparable transactions with other customers and vendors.

The accounts receivable-related party consists of an amount from a company related by common ownership. Interest income recognized is the average applicable federal rate issued by the Internal Revenue Service for the applicable periods.

In addition to the above and amounts disclosed on the face of the balance sheet, the Company had the following significant transactions and balances with related parties for the periods ended September 27, 2003 and September 28, 2003:

                                                                                      For the Nine Months Ended
                                                                                 ----------------------------------
                                                                                   September 27,    September 28,
                                                                                       2003              2002
                                                                                 ----------------  -----------------
Management fees paid to related companies for management and administrative
services                                                                                 $585,500          $565,247

Building rental expense paid to a stockholder for corporate offices leased on a
month-to-month basis                                                                     $103,776          $103,050

Building rental expense paid to related companies for spaces leased on a
month-to-month basis                                                                     $123,600          $172,050

Equipment rental expense paid to a related company for business equipment
leased on a month-to-month basis                                                         $210,693          $317,894


See Notes 6 and 7 also.

3. SELF-FUNDED HEALTH INSURANCE PLAN

         The Company utilizes a self-funded health insurance plan in which substantially all employees participate. The Company has excess reinsurance coverage of costs exceeding $50,000 per person per year. As of September 27, 2003, $200,000 is included as a liability in accounts payable for unpaid claims incurred and potential unpaid claims incurred but not yet filed.

4. PROFIT SHARING PLAN

         The Company has a profit sharing plan (the "Plan") that covers substantially all of the employees who have completed one year of service and attained the age of 21. Contributions to the Plan are at the discretion of the board of directors. An employee is 100% vested in the Plan after seven years of service. The Plan was amended to comply with EGTTRA in plan year 2002. Further administrative amendments were made to the Plan effective beginning in plan years 2000 and 2001.

         The Company also has a 401(k) retirement plan that covers substantially all full-time employees. Employees who are 21 years of age or older are eligible to participate in this plan after a year of service with the Company. An employee may contribute up to the IRS maximum of their compensation, with a matching Company contribution on behalf of each participant equal to one-fourth on the first 4% of the participant's compensation contributed. An employee is 100% vested after seven years of service.

         The Company's contribution for both plans for the nine months ended September 27, 2003 and September 28, 2002 was $39,752 and $42,219, respectively.

5. CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At various times during the nine months ended September 27, 2003, the Company exceeded the maximum amount insured by the FDIC.

6. LONG-TERM DEBT

The following is a summary of long-term debt as of September 27, 2003:

                                                                                 September 27,
                                                                                     2003
                                                                               -----------------

Note secured by equipment; matures December 2009; interest at 7.675%                   $365,625

Note, unsecured; matures August 2012; interest at 6.73%                                 470,125

Swingline Loan secured by all real and personal property of the Company and a personal guarantee of the major stockholder; matures December 2004;
interest at .25% below Federal Funds rate or LIBOR                                            -

Revolving Credit Loan secured by all real and personal property of the
Company and a personal guarantee of the major stockholder; matures December
2005; interest at .25% below Federal Funds rate or LIBOR                             12,000,000

Bank notes secured by real property; mature December 2006; interest at 5.00%            460,343

Bank note secured by real property; matures December 2006; interest at 4.25%            150,036
                                                                               -----------------

Total long-term debt                                                                $13,446,129

Less current maturities                                                               3,800,000
                                                                               -----------------

                                                                                     $9,646,129
                                                                               =================

         The following is a summary of the combined aggregate maturities of long-term debt for each of the succeeding five years, as of September 27, 2003:

                                            September 27,
                                               2003
                                        ---------------------
                    2004                       $  3,800,000
                    2005                          8,665,286
                    2006                            165,286
                    2007                            100,618
                    2008                            100,618
                    Thereafter                      614,321
                    Total               -------------------
                                                 13,446,129


The terms of the Swingline Loan and the Revolving Credit Loan contain restrictive covenants.

7. OPERATING LEASES

         The Company leases several of its business locations and some equipment under operating leases expiring in various years through 2007. Rental expense under these leases was $477,102 and $674,369, respectively, for the nine months ended September 27, 2003 and September 28, 2002.


8. CONCENTRATIONS

Customers

         The Company has several customers that account for a significant portion of total revenues for the nine months ended September 27, 2003 and September 28, 2002 as follows:

                                For the Nine Months Ended
                     ----------------------------------------------
                          September 27,            September 28,
                              2003                     2002
                     -----------------------    -------------------
Velocita                       0%                       33%
Bell South                     32%                      22%
AT&T                           30%                      7%

9. CONTINGENCIES

The Company is involved in an Internal Revenue Service audit for its 1997 and 2000 tax years. Management intends to vigorously defend the various reporting positions taken on its tax returns, and the ultimate outcome of this matter is not presently known. No provision has been made in the financial statements related to these claims. The Company has referred these matters to its legal counsel and believes that the claims which have been asserted will result in no material financial loss to the Company.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DYCOM INDUSTRIES, INC.

Date:  February 9, 2004                      By: /s/ Steven Nielsen
                                             -----------------------------------
                                             Name:  Steven Nielsen
                                             Title: President and
                                                    Chief Executive Officer

                                  EXHIBIT INDEX


          Exhibit No.                              Description
          -------------                          --------------

          10.1 Asset Purchase Agreement, dated as of November 5, 2003, between Dycom Industries, Inc. and First South Utility Construction, Inc.

          23.1                 Consent of Davenport, Marvin, Joyce & Co., L.L.P.

          99.1 Press Release, dated November 25, 2003 (incorporated herein by reference to Exhibit
                               99.1 of the Current Report on Form 8-K filed by Dycom on November 25, 2003, File No. 001-10613).